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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
                  Section 12(g) of the Securities Exchange Act
              of 1934 or Suspension of Duty to File Reports Under
           Section 13 and 15(d) of the Securities Exchange Act of 1934



                        Commission File Number 000-29400

                             INVESTORSBANCORP, INC.
             (Exact name of registrant as specified in its charter)



              W239 N1700 BUSSE ROAD, WAUKESHA, WISCONSIN 53188-1160
                                 (262) 523-1000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                        COMMON STOCK, $0.01 PAR VALUE PER
                    SHARE (Title of each class of securities
                              covered by this Form)

                                      NONE
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]      Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)            [ ]
Rule 12g-4(a)(2)(ii)       [ ]      Rule 15d-6                      [ ]
Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date: 7

         Pursuant to the requirements of the Securities Exchange Act of 1934, InvestorsBancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 23, 2003                   By: /s/ George R. Schonath
                                               --------------------------------
                                               George R. Schonath
                                               Chief Executive Officer